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                                                                   EXHIBIT 10.12




                         MANAGEMENT STABILITY AGREEMENT


     AGREEMENT dated as of ________, 1997 ("Agreement") between Valero Refining and Marketing Company, a Delaware corporation (the "Corporation"), and Gregory
C. King (the "Executive"),

                                  WITNESSETH:

     WHEREAS, for the reasons more fully set forth in the minutes of the Executive Committee (the "Committee") of the Board of Directors of the Corporation, the Committee has approved the execution, delivery and performance by the Corporation of management retention agreements, substantially in the form of this Agreement, between the Corporation and certain officers and other key executives of the Corporation and its subsidiaries, including the Executive;

     WHEREAS, should the Corporation become involved in any Change of Control or Divestiture (each as hereinafter defined) situation, in addition to Executive's regular duties, Executive may be called upon to assist in the assessment of any third-party or internal proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, participate in successfully completing such transactions and to take such other actions as the Board might determine to be appropriate;

     NOW, THEREFORE, to assure that the Corporation will have the continued dedication of the Executive, and the availability of Executive's advice and counsel as to the best interests of the Corporation and its stockholders, notwithstanding the possibility, threat, or occurrence of a Change of Control or Divestiture, and to induce the Executive to remain in the employ of the Corporation
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and/or its designated subsidiaries, and for other good and valuable consideration, Corporation and Executive agree as follows:

     1.   Services During Certain Events.
          ------------------------------

          A. In the event any Person (as defined in Paragraph 2.E) (i) begins a tender or exchange offer for equity securities of the Company, (ii) or publicly announces an intention to take or consider taking any actions which, if consummated, would constitute a Change of Control, (iii) circulates a stockholder consent or solicits a proxy for the election of directors, (iv) enters into an agreement with the Corporation, the consummation of which would result in a Change of Control, (v) becomes an "Acquiring Person" under the Rights Agreement, dated June 18, 1997, between the Corporation and Harris Trust and Savings Bank, as Rights Agent, or (vi) publicly takes other steps which, if consummated, would constitute a Change of Control, Executive agrees that he will not voluntarily leave the employ of the Corporation or its subsidiaries, and will render the services contemplated in the recitals to this Agreement and in any employment agreement between the Corporation and Executive, until the earlier of (u) such date as such Person has abandoned or terminated efforts to effect a Change of Control, (v) sixty days following the date on which a Change of Control has occurred or (w) thirty days following written notice to the Corporation of such termination of employment. In the event the Corporation determines to undertake any transaction or transactions which, if consummated, would constitute a Divestiture, Executive agrees that he or she will not voluntarily leave the employ of the Corporation or its subsidiaries and will continue to render the services recited in the preambles to this Agreement and in any employment agreement between the Corporation and the Executive until the earlier of

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     (x) such date as the Corporation has either abandoned or terminated its efforts to effect such Divestiture, or (y) sixty days following the date on which such Divestiture has occurred, or (z) thirty days following written notice to the Corporation of such termination of employment.

          B. The provisions of Paragraph 1.A notwithstanding, Executive may terminate employment for any reason prior to the occurrence of an event specified in Paragraph 1.A(i)-(vi), or a determination by the Corporation to undertake a Divestiture, as the case may be, and, following the occurrence of any such event or a determination by the Corporation to undertake a Divestiture, as the case may be, may terminate employment through retirement, total and permanent disability, or for Good Reason.
     For purposes of this Agreement, "Good Reason" means (i) the occurrence of any event or circumstance which, if occurring following a Change in Control or Divestiture, would render Executive's termination of employment "involuntary" (as defined in Paragraph 2.H), or (ii) a breach (other than an insubstantial failure which is remedied by the Corporation promptly after receipt of notice thereof from the Executive) by the Corporation of any provision of this Agreement.

     2. Termination After Change of Control. In the event that, within two years following the occurrence of a Change of Control of the Corporation or a Divestiture, Executive's employment is terminated so that Executive is no longer employed with any of the Corporation or its then remaining subsidiaries, or a Divested Entity or its subsidiaries, then, except as is otherwise provided in Paragraph 2.D below, Executive shall be entitled to receive the following payment and other benefits:

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          A.  Lump Sum Cash Payment.  On or before Executive's Termination Date, the Corporation will pay to Executive (in addition to any base salary, bonuses, incentive compensation, expenses, vacation, benefits, benefit plan distributions and other amounts which would otherwise normally be payable to Executive, to the extent not theretofore paid), as compensation for services rendered to the Corporation, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two
     (2) times the highest annual rate of compensation in effect at any time during the 36-month period ending on the Termination Date. As used herein, "annual rate of compensation" shall mean the aggregate regular base salary paid or payable to Executive by the Corporation with respect to any period of 12 consecutive months. In the event there are fewer than 24 months remaining from the Termination Date to Executive's normal retirement date at age 65, the amount otherwise payable hereunder shall be reduced as follows: the amount otherwise calculated under this Paragraph 2.A will be multiplied by a fraction, the numerator of which is the number of days remaining to Executive's normal retirement date and the denominator of which is 720, and the resulting product shall be the amount payable to Executive under this Paragraph 2.A.

          B.  Other Benefits.
              --------------
               (i) Insurance or Other Special Benefits. For two years (the "Applicable Period") after the Termination Date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Corporation shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them under the welfare benefit plans, practices, policies

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          and programs provided by the Corporation (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) immediately prior to such termination, to the extent applicable generally to other peer executives of the Corporation and its affiliated companies, if the Executive's employment had not been terminated; provided, however, that in no event shall the continued benefits provided hereunder be less favorable, in the aggregate, than those provided under the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Termination Date or, if more favorable to Executive, those provided generally at any time after the Termination Date to other peer executives of the Corporation, its affiliated companies or their successors. To the extent that, during the Applicable Period, or any portion thereof, the benefits required to be provided under this Paragraph 2.B are also required to be provided by the Corporation under applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Corporation may discharge such portion of its obligation hereunder by providing such COBRA-mandated benefits, but at the Corporation's sole cost and expense. If Executive is reemployed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

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               (ii) Thrift and Other Plans.  The Executive's participation in the Corporation's Thrift Plan, Employee Stock Ownership Plans, retirement plan for employees generally ("Pension Plan") or other applicable plans of the Corporation (or, if applicable, such similar plans as the Divested Entity may establish) shall not continue after the Termination Date. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of the respective plans.

          C. The foregoing provisions of this Paragraph 2 notwithstanding, Executive shall not be entitled to receive, and the Corporation and, if applicable, the Divested Entity shall not be obligated to make, the payments and other benefits specified in Paragraphs 2.A and 2.B above if Executive's termination employment occurs under any one of more of the following circumstances:

               (i) Executive's termination of employment is "voluntary" (as hereinafter defined);

               (ii) Executive is terminated by his employer company for "cause" (as hereinafter defined);

               (iii) Executive's termination is a consequence of death or total and permanent disability; or

               (iv) Executive retires under the Corporation's Pension Plan (or, if Executive is then an employee of a Divested Entity or its subsidiaries, under such entity's similar tax-qualified pension plan).

          D. Definition of Termination Date. For the purpose of this Agreement, "Termination Date" shall mean: (i) in the case of a Change of Control, the Executive's last

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     day of employment with the Corporation or any of its subsidiaries, and (ii)
     in the case of a Divestiture, the Executive's last day of employment with any of the Corporation or any of its subsidiaries, or with a Divested
     Entity or any of its subsidiaries, as the case may be.

          E. Definition of Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:
               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation,
          (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation or other entity controlled by the Corporation or (d) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (a), (b) and (c) of subparagraph (iii) of this Paragraph 2.E; or
               (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to

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          constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii) Consummation of a reorganization, merger or consolidation, or sale, transfer, or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity surviving or resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more

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          subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting
          Securities, as the case may be, (b) no Person (excluding any corporation or other entity surviving or resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation or other entity surviving or resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity surviving or resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors or other governing body of the corporation or other entity surviving or resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board, providing for such Business Combination; or
               (iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation; or
               (v) any other event determined by the Board of Directors or the Committee to constitute a "Change of Control" hereunder.

          F. Definitions of Divestiture and Divested Entity. For purposes of this Agreement, the term "Divestiture" shall mean and include any transaction or series of

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     transactions (including, without limitation, any spin-off, split-off, merger or other business combination, or sale, lease, capital contribution, contractual dedication or other transfer or disposition of securities or assets) pursuant to which all or a majority of either (i) the assets ("Natural Gas Assets") constituting the natural gas and natural gas liquids business as now conducted by Valero Natural Gas Company and its subsidiary corporations and partnerships, or (ii) the assets ("Refining Assets") constituting the refining and marketing business as now conducted by Valero Refining and Marketing Company and its subsidiary corporations, are directly or indirectly owned or controlled by one or more corporations, partnerships, limited liability companies, joint ventures or other Persons which are not wholly owned subsidiaries of Valero Energy Corporation (referred to herein as a "Divested Entity"). As used herein, the term "control" (and with correlative meaning, the terms "controlled," "controlling" and "controlled by") shall mean the possession, directly or indirectly, of the power to direct, cause the direction of or influence the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          G. Definition of "cause". As used herein, "cause" shall mean (i) Executive's conviction of a crime under federal or state law (excluding a misdemeanor offense not involving moral turpitude), or (ii) Executive's gross and deliberate disregard of Executive's duties and responsibilities, as reasonably determined by the Board of Directors of the Corporation (or, if Executive becomes an employee of a Divested Entity, the Board of Directors of such Divested Entity) after written notice of such failure and the failure or refusal by Executive to correct such failure within 10 days from the date notice is given, or (iii) the continued material impairment of Executive's ability to fulfill his responsibilities as

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     a result of alcoholism or drug dependency after written notice of such material impairment and the failure to correct such impairment with 45 days from the date notice is given or such longer period as may be required under applicable law.

          H. Definitions of "voluntary"/involuntary". In the event that Executive ceases to be an employee of the Corporation, a Divested Entity or their respective subsidiaries after (i) Executive's base salary is reduced to an amount below the base salary pertaining immediately prior to the Change of Control or Divestiture, as the case may be, or (iii) Executive's benefits (to include, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, vacation benefits, retirement benefits, participation in stock option, restricted stock and other employee stock plans, and participation in executive incentive bonus programs) are reduced so as not to be at least substantially comparable with the benefits to which Executive was entitled prior to the Change of Control or Divestiture, as the case may be, or (iii) Executive is required to relocate to a new principal place of employment under circumstances in which Executive would not be reimbursed for all expenses reasonably incurred in such relocation (including taxes payable on such reimbursement and on such gross-up payment; costs of packing, moving and unpacking household goods; reasonable expenses of travel, meals and lodging in moving to the new location; reasonable costs of temporary living expenses at the new location; and assistance in selling Executive's home commensurate with the assistance customarily provided by the Corporation to transferred executives prior to the Change of Control or Divestiture, including acquisition of such home by the Corporation at an appraised fair market value), then such termination of employment shall be deemed for all

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     purposes of this Agreement to be "involuntary" and Executive shall be entitled to the benefits specified in Paragraphs 2.A and 2.B. If the Executive's termination of employment is not "involuntary," as defined above, and does not arise from one or more of the circumstances itemized in Paragraph 2.C(ii) through (iv), then such termination of employment is deemed to be "voluntary" for purposes of this Agreement.

     3. Acceleration of Options and Rights in Certain Events. Stock options ("options") and stock appreciation or similar rights ("rights"), if any, granted to Executive by the Corporation under the Corporation's Stock Option Plan and Executive Stock Incentive Plan (collectively the "Plans") (or any other stock option or stock appreciation rights plan adopted by the Corporation) and not previously exercised, canceled or otherwise terminated will be exercisable in full for a period of 90 days, or if longer, such period as is specified in such plan, such 90 day period to commence on the earlier of (a) the date of the Change of Control of the Corporation or the Divestiture or (b) on the date of approval by the Corporation's shareholders of an agreement providing for a merger or other transaction in which the Corporation will not remain an independent publicly owned corporation or a consolidation, a sale, transfer or other disposition of all or substantially all the assets of the Corporation or another transaction constituting a Change of Control or Divestiture; provided however, that no such option or right shall be exercisable after the expiration date of such option or right.

     4. Removal of Restrictions on Stock Grants. Stock previously granted to Executive by the Corporation as restricted stock or performance shares under the Corporation's Executive Stock Incentive Plan (or any other similar stock plan adopted by the Corporation) will have all restrictions removed on the earlier of
(a) the date of the Change of Control of the Corporation or the Divestiture,

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or (b) on the date of approval by the Corporation's shareholders of an agreement providing for a merger or other transaction in which the Corporation will not remain an independent publicly owned corporation or a consolidation, a sale, transfer or other disposition of all or substantially all the assets of the Corporation, or another transaction constituting a Change of Control or a Divestiture; provided, that, in the case of stock previously granted to Executive as performance shares under the Corporation's Executive Stock
Incentive Plan (or any other similar stock plan adopted by the Corporation), the performance period shall be deemed to have terminated on the earlier of the dates specified in clauses (a) or (b) above, and the number of shares to which the Executive is then entitled shall be determined in accordance with such plan.

     5.   Excess Amounts.
          --------------

          A. Excise Taxes. Anything in this Agreement to the contrary notwithstanding, in the event any payment or distribution by the Corporation to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such excise tax, including any interest or penalties incurred with respect thereto, being referred to herein as the "Excise Tax"), then the lump-sum amount payable to the Executive pursuant to Paragraph 2.A hereof shall be reduced to such amount (the "Reduced Payment") but not below zero, such that the receipt of the Executive of the Reduced Payment and all other payments and distributions pursuant to this Agreement would not give rise to any Excise Tax.

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          B.  No Duplication.  Subject to the terms and conditions hereof, if
     Executive has received the lump-sum payment and other benefits specified in Paragraph 2 for one Change of Control or Divestiture event, Executive shall not be entitled to receive a lump-sum payment or other such benefits under this Agreement from the Corporation or a Divested Entity for any subsequent Change of Control or Divestiture event. In addition, if Executive receives a lump-sum payment under this Agreement, then except as may be expressly provided in an individual agreement between Executive and the Corporation, Executive shall not be entitled to participate in and receive a severance benefit under any other severance plan maintained by the Corporation for executive officers or employees generally. The foregoing limitations shall not be construed to prevent Executive from receiving a payment from the Corporation or a Divested Entity under any separate agreement, contract or arrangement.

          C. Overpayments and Underpayments. All determinations required to be made under Paragraph 6.A shall be made by the Corporation which shall provide detailed supporting calculations to the Executive no later than the Termination Date. As a result of uncertainty in the application of Section 280G of the Code at the time of the initial determination hereunder, it is possible that payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional payments, which will not have been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with

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     interest at the applicable Federal rate provided for in Section 7872(f)(2)
     of the Code; provided, however, that no amount shall be payable by the Executive to the Corporation (or if paid by the Executive to the Corporation shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under
     Section 4999 of the Code. In the event that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

     6.   General.
          -------

          A. Indemnification. If litigation shall be brought to enforce or interpret any provision contained herein, the Corporation, to the fullest extent permitted by applicable law, hereby agrees to indemnify Executive for reasonable attorneys' fees and disbursements incurred by Executive in such litigation (including any appellate proceedings, and regardless of whether or not such litigation is ultimately resolved in favor of Executive), and hereby agrees to pay pre-judgement interest on any money judgement obtained by Executive, calculated at the "prime rate" of interest announced by Morgan Guaranty Trust Company of New York, New York as being in effect from time to time, from the date that payment(s) to Executive should have been made in accordance with the provisions of this Agreement.

          B. Payment Obligations Absolute. The Corporation's obligation to pay Executive the compensation and other amounts specified herein and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment,

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     defense or other right which the Corporation may have against Executive or anyone else, the completion of any Change of Control or Divestiture or the employment of Executive by any Divested Entity. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Executive or from whoever may be entitled thereto, for any reason whatsoever, excluding manifest error. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by Executive to the Corporation, or otherwise.

          C.  Successors.  This Agreement shall be binding upon and inure to the
              ----------
     benefit of Executive and Executive's estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive. In the event of a Divestiture, the Corporation shall cause each Divested Entity to (i) execute and deliver to Executive a written instrument, in form reasonably satisfactory to Executive, whereby such Divested Entity shall assume, jointly and severally with the Corporation, the obligations of the Corporation hereunder, provided that no such assumption shall operate to release the Corporation from any liability hereunder, and (ii) deliver to Executive an executive stability agreement between the Divested Entity and the Executive, substantially identical to this Agreement, duly authorized by the Board of Directors or other governing body of such Divested Entity and executed by a duly authorized

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     officer thereof, provided that no such executive stability agreement between the Divested Entity and the Executive shall require the payment of a severance payment or other benefits (a) in the event of a termination of employment following a further Divestiture transaction involving the Divested Entity, or (b) with respect to any termination of employment if Executive has previously received a severance payment pursuant to this Agreement as a result of such termination.

          D.  Severability.  Any provision in this Agreement which is prohibited
              ------------
     or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          E.  Controlling Law and Interpretation.  This Agreement shall in all
              ----------------------------------
     respects be governed by, and construed in accordance with, the laws of the State of Texas. In the event that the interpretation or application of any provision of this Agreement is determined in any proceeding to be ambiguous or uncertain, the parties expressly intend and agree that such ambiguity or uncertainty shall be resolved in favor of Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.




                              ------------------------------------------------
                              Gregory C. King

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                              VALERO ENERGY CORPORATION

                              By:_______________________________________________

                                 Edward C. Benninger
                                 President

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